CUSIP NO. 45665G 30 3	SCHEDULE 13D	Exhibit 1

Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the beneficial ownership of the undersigned of shares of Common Stock, par value $0.001 per share, of Infinity Pharmaceuticals, Inc., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. Each of the undersigned hereby disclaims beneficial ownership of the securities in Infinity Pharmaceuticals, Inc. beneficially owned and/or held by the other party. The information set forth in the Schedule 13D shall not be deemed an admission by either of the undersigned persons that such person is the beneficial owner of securities beneficially owned and/or held by the other undersigned person for purposes of Sections 13(d) and 13(g) of the Act or any other purpose.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of date first written above.

Dated: December 1, 2008	BEACON COMPANY

	By:	Stanhope Gate Corp.,
its managing general partner

	By:	/s/ Steven A. Meiklejohn
Steven A. Meiklejohn
Director

ROSEBAY MEDICAL COMPANY L.P.

	By:	Rosebay Medical Company, Inc.,
its general partner

	By:	/s/ Stephen A. Ives
Stephen A. Ives
Vice President